UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 19, 2007
United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149

(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification Number)
of incorporation)

55 Glenlake Parkway, N.E. Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 828-6000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The Backstop Facility
On October 19, 2007, United Parcel Service, Inc. (“we” or “our”) entered into a new U.S. $7.0 billion revolving credit facility (the “Backstop Facility”) with a syndicate of banks, financial institutions and other institutional lenders, including Citibank, N.A. as administrative agent (“Citibank” or the “Agent”). The material terms and conditions of the Backstop Facility are as set forth below.
Generally, amounts outstanding under the Backstop Facility bear interest at a “base rate” or a “Eurocurrency rate.” Base rate advances bear interest at a fluctuating rate equal to Citibank’s base rate. Eurodollar rate advances bear interest at fixed rates for selected interest periods (having durations of one, two, three or six months or, in certain cases where no lender objects, nine or twelve months) equal to LIBOR for the applicable interest periods plus a margin equal to 0.135%. Interest on base rate advances is paid quarterly in arrears, and interest on Eurodollar rate advances is paid in arrears at the end of each interest period and, if the interest period is longer than three months, every three months from the first day of the interest period.
The Backstop Facility will mature and all amounts outstanding thereunder will be due and payable on October 17, 2008.
We are required to pay certain fees in connection with the Backstop Facility. For example, we must pay an annual facility fee quarterly in arrears equal to 0.015% of the aggregate $7.0 billion commitment of the lenders under the Backstop Facility. Generally, however, we may reduce the aggregate commitment of such lenders by terminating any unused amounts under the Backstop Facility on three days notice. Such reductions must be at least $25 million and are subject to certain restrictions. We may also be required to pay certain fees to the Agent, as we and the Agent may agree on from time-to-time.
The Backstop Facility contains customary covenants regarding the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of our properties. The Backstop Facility also generally restricts us from incurring certain secured indebtedness without making provision for indebtedness under the Backstop Facility to be secured equally and ratably with such secured indebtedness, and from entering into certain sale-leaseback transactions. The Backstop Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.
We plan to use the proceeds from the Backstop Facility for general corporate purposes, including commercial paper backstop.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
10.1	Backstop Credit Agreement, dated as of October 19, 2007, by and among United Parcel Service, Inc., the banks, financial institutions and other lenders listed on the signature pages thereto, and Citibank, N.A., as administrative agent for the lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: October 23, 2007	By:	/s/ D. Scott Davis
		Name:	D. Scott Davis
		Title:	Vice Chairman and and Chief Financial Officer

EXHIBIT INDEX
10.1	Backstop Credit Agreement, dated as of October 19, 2007, by and among United Parcel Service, Inc., the banks, financial institutions and other lenders listed on the signature pages thereto, and Citibank, N.A., as administrative agent for the lenders.

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